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                                                                   EXHIBIT 10.34


                   LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT


        THIS LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT (the "Agreement"), made effective this 6th day of January, 1997 ("Effective Date"), by and between SHERWOOD MEDICAL COMPANY, a corporation organized and existing under the laws of the State of Delaware, doing business as Sherwood-Davis & Geck, having an office at 1915 Olive Street, St. Louis, Missouri 63103 ("Sherwood") and INNERDYNE, INC., a corporation organized and existing under the laws of the State of Delaware, having an office at 1244 Reamwood Avenue, Sunnyvale, California 94089 ("InnerDyne").

        WHEREAS, Sherwood manufactures and sells a variety of medical devices including a line of enteral feeding products; and

        WHEREAS, InnerDyne manufactures and sells a variety of medical devices including a line of radially expanding access devices (hereinafter R.E.A.D.s"); and

        WHEREAS, Sherwood desires to obtain a sole source for the supply of R.E.A.D.s for resale in combination with certain of Sherwood's enteral feeding tubes and other products in the form of kits, and InnerDyne desires to supply such R.E.A.D.s to Sherwood; and

        WHEREAS, InnerDyne is willing to grant, and Sherwood desires to obtain, certain license rights in order to market, sell and use R.E.A.D.s in the gastrointestinal placement of its enteral feeding products;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

        As used in this Agreement, the following terms shall be deemed to have the following meanings:

        1(a)   "Affiliate" means, for so long as one of the following
relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other business entity.

        1(b)   "Development Costs" means any costs or expenses incurred by
InnerDyne in the development, research and testing of any modification to an InnerDyne Product made by InnerDyne to accommodate the assembly of the InnerDyne Products with Sherwood Products into Kits and/or at the request of Sherwood.

        1(c)   "FDA" shall mean the United States Food and Drug Administration.

        1(d)   "Field" shall mean gastrointestinal placement of enteral feeding products.


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        1(e)   "InnerDyne Products" shall mean the R.E.A.D.s listed in Exhibit A attached hereto, any Modifications thereto, and any products manufactured by InnerDyne which the parties may agree to include in Kits.

        1(f)   "Kit" shall mean any combination of Sherwood Products (including one of Sherwood's enteral feeding tubes) and an InnerDyne Product for use in the Field.

        1(g)   "Major Country" shall mean [*   *   *   *   *].

        1(h)   "Modifications" shall mean improvements, derivative works, alterations or other modifications made by InnerDyne to InnerDyne Products or Sherwood Products pursuant to this Agreement.

        1(i)   "Sherwood Products" shall mean Sherwood's enteral feeding tubes and other products supplied by Sherwood and listed in Exhibit B attached hereto, any Modifications thereto, and any products manufactured by Sherwood which the parties may agree to include in Kits.

        1(k)   "Territory" shall mean the world.

SECTION 2. GRANT OF LICENSE

        2(a)   Grant of License. Subject to the terms and conditions of this
Agreement, and for the term of this Agreement, InnerDyne hereby grants to Sherwood and its Affiliates an exclusive license in the Territory to import, export, sublicense (as stated in Section 2(b)), distribute, market and sell the InnerDyne Products and any Modifications thereto solely in combination with Sherwood Products or Modifications thereto as part of a Kit for use in the Field throughout the Territory. Sherwood shall also have the license to manufacture InnerDyne Products for assembly with Sherwood Products into Kits, in the event that:

               (i) InnerDyne materially defaults in the performance of its obligations under Section 5(b) of the Agreement and fails to cure such default within ninety (90) days after receipt of written notice by Sherwood of such material default, except if InnerDyne in good faith disputes the existence of such material default, in which event the existence of such material default shall be determined in accordance with the provisions of Section 13 hereto; or

               (ii) InnerDyne becomes insolvent, is declared a bankrupt or makes an assignment for the benefit of creditors.

        2(b)   Right to Sublicense. Subject to the terms and conditions of this
Agreement, Sherwood shall be entitled to grant sublicenses of its rights under this Agreement to non-Affiliates solely upon prior written approval by InnerDyne, which approval shall not unreasonably be withheld. Sherwood shall deliver a complete copy of any sublicense agreement granted under this Agreement to InnerDyne promptly upon execution of such sublicense agreement. Sherwood shall have no other rights with respect to the InnerDyne Products or any relationship with InnerDyne, except as specifically set forth in this Agreement.



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        2(c)   Independent Contractors. It is understood that both parties hereto are independent contractors and are engaged in the operation of their own businesses. Neither party hereto is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this Agreement or in the activities of either party shall be deemed to create an agency, partnership, or joint venture relationship.

SECTION 3. DILIGENCE; SUPPORT; OWNERSHIP

        3(a)   Promotion. Sherwood agrees to use reasonable efforts to promote and sell the Kits, at its own expense, in Major Countries in the Territory as soon as feasible after obtaining any necessary government approvals, using generally the same channels and methods, exercising the same diligence and adhering to the same standards which it employs with respect to its own products.

        3(b)   Marketing. Sherwood shall maintain the financial capability to perform its obligations under this Agreement and shall, at its own expense, establish and maintain sales, marketing and distribution, organization and personnel of sufficient size to adequately and effectively sell the Kits in the Territory. Sherwood will be responsible for the market launch of the Kits in the Territory during the term of the Agreement. InnerDyne shall provide Sherwood with marketing and technical information concerning the InnerDyne Products as well as reasonable quantities of brochures, instructional material, advertising literature and other product data, provided that all such material will be printed in the English language. InnerDyne shall be responsible for the accuracy of all information so provided to Sherwood. Sherwood will produce, and obtain InnerDyne's prior approval of, all materials relating to or otherwise describing InnerDyne Products used to promote the Kits in the Territory. Each party agrees to share with the other its marketing intelligence regarding the Kits by means of quarterly meetings or business reports.

        3(c)   Sale to Qualified Individuals. Sherwood shall use its reasonable commercial efforts to distribute and sell the Kits for use only by qualified individuals, as appropriate in the Territory, in compliance with local laws and regulations and good commercial practice and for uses and applications reasonably approved by InnerDyne for the Kits.

        3(d)   Records and Reporting. Sherwood shall maintain adequate and accurate books and records with respect to the sale or distribution of the Kits during the term of the Agreement and for a minimum of three (3) years after its termination. Upon prior notice, InnerDyne shall have the right during reasonable business hours, to inspect the facilities of Sherwood which are used or provided in connection with the manufacturing of components of and distribution of the Kits.

        3(e)   Sole Supplier. Sherwood shall purchase or cause to be purchased from InnerDyne all quantities of the Kits required by Sherwood to meet demand by purchasers and potential purchasers of the Kits in the Territory, except as otherwise contemplated by Section 2(a).



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        3(f)   Harmful Acts. Both InnerDyne and Sherwood understand, acknowledge and agree that the maintenance of an image of excellence and high level ethical marketing of the Kits is essential to the success of both parties. Both parties agree that their respective sales, marketing, distribution, or advertising will not knowingly reflect unfavorably on, or dilute in any way, the other party's image of excellence and high level ethical marketing. Both parties agree that they shall not do anything, directly or indirectly, to impair the current image or to lower the prestige or quality of the other party's products or the Kits. Sherwood shall not make any changes, alterations, modifications or additions to the InnerDyne Products without prior written approval of InnerDyne.

        3(g)   Ownership. The parties hereto acknowledge and agree that, as between InnerDyne and Sherwood, InnerDyne owns all right, title, and interest in and to InnerDyne Products and Modifications to InnerDyne Products developed by InnerDyne. In addition, the parties hereto acknowledge and agree that, as between InnerDyne and Sherwood, Sherwood owns all right, title, and interest in and to the Sherwood Products, and modifications to Sherwood Products developed by Sherwood.

SECTION 4. ROYALTY AND MILESTONE PAYMENTS

        4(a)   Royalty. In exchange for the license granted pursuant to Section
2 of this Agreement, Sherwood agrees to make a [* * * * *], with [* *] due and payable upon the execution of this Agreement and the remaining [* * * * * *] to InnerDyne on the last day of each of the first three full calendar months following the Effective Date of this Agreement.

        4(b)   Milestone Payments. Within seven (7) business days of the date of
InnerDyne's receipt of FDA clearance of a 510(k) pre-market notification of a Kit, Sherwood shall make a payment to InnerDyne of [* * *].

SECTION 5. MANUFACTURING AND INNERDYNE PRODUCT DEVELOPMENT

        5(a)   Kit Development. The parties will cooperate to develop the assembly of the Kits as deemed necessary by Sherwood and will negotiate in good faith a budget for the Development Costs required for the development of any Modifications to InnerDyne Products for their use with Sherwood Products and their assembly in the Kits (the "Budget").

        5(b)   InnerDyne Manufacturing Rights. InnerDyne shall have the
exclusive right to manufacture Kits on behalf of Sherwood or its Affiliates for use in the Field, and Sherwood hereby commits to purchase all of its requirements of Kits from InnerDyne; except as otherwise provided in Section 2(a).

        5(c)   Supply of Sherwood Products. Sherwood shall manufacture and/or supply, without charge to InnerDyne, InnerDyne's requirements of Sherwood Products to meet Sherwood's requirements for Kits. [* * * * * *] of Sherwood Products. Sherwood shall fill any and all requisition orders received from InnerDyne for Sherwood Products, within [* * *] business days after receipt of such requisition



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orders. InnerDyne shall only use Sherwood Products in the assembly of the Kits and for no other purpose.

        5(d)   Manufacturing Requirements. The Kits will be assembled and the
InnerDyne Products will be manufactured by InnerDyne in accordance with the requirements of the FDA's current Good Manufacturing Practices regulations and ISO 9001 standards, at InnerDyne's cost. All Kits provided to Sherwood under this Agreement shall be C.E. marked as soon as reasonably possible for immediate sale.

        5(e)   Reimbursement of Development Costs. Sherwood shall reimburse
InnerDyne up to [** *] for its Development Costs in accordance with the Budget, upon presentation of an invoice, for any Modifications to the InnerDyne Products that are required for such InnerDyne Products to conform to the specifications set forth in Exhibit A. The expense of registering the Kits for C.E. Marking shall also be reimbursed by Sherwood in accordance with Exhibit D.

        5(f)   Machinery and Equipment. InnerDyne has or will obtain all
machinery and equipment needed to meet Sherwood's requirements for the Kits and the InnerDyne Products. All machinery and equipment used in the assembly of the Kits and the manufacture of the InnerDyne Products shall be and remain the sole and exclusive property of InnerDyne. InnerDyne shall maintain the financial capability to perform its obligations under this Agreement and shall at its own expense (unless otherwise provided by this Agreement) establish and maintain a manufacturing organization and personnel of sufficient size to adequately and effectively assemble the Kits.

        5(g)   Supply of InnerDyne Products. Pursuant to the terms of this
Agreement, InnerDyne shall supply to Sherwood all of Sherwood's requirements for Kits.

SECTION 6. PRICE AND PAYMENT TERMS

        6(a)   Prices.

               (i) The initial purchase price of a Kit shall be [* * *] (the "Initial Price"). [* * * * * * * *] The Adjusted Price as determined by InnerDyne during the Adjustment Period shall become effective as of the date of written notice thereof to Sherwood and shall continue in effect until the subsequent Price Adjustment Date. If the Adjusted Price is not further adjusted during the Adjustment Period following such subsequent Price Adjustment Date, the Adjusted Price then in effect shall continue in effect until the next subsequent Price Adjustment Date. Notwithstanding the foregoing, such revisions in price shall not exceed InnerDyne's actual changes in its cost for labor and materials directly related to the manufacture of the InnerDyne Products, utilizing generally accepted accounting principles consistently applied, but in no event will any price increase, cumulatively, be proportionately greater than the increases, if any, of the Producer Price Index (unadjusted) of the United States Bureau of Labor Statistics, Commodity Code 06-6 ("Plastic resins and materials") for the preceding [* * *]. Sherwood shall have the right, at its sole cost and expense, to review InnerDyne's records to verify InnerDyne's costs, and InnerDyne shall make such records available to Sherwood at all reasonable times for such purposes.



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               (ii)   All prices are calculated F.O.B. InnerDyne's manufacturing facility, currently located in Salt Lake City, Utah. Customs, duties and charges, if any, shall be borne by Sherwood. All import or export licenses, approvals or both shall be obtained by Sherwood at its cost. Prices to Sherwood do not include any federal, state or local taxes that may be applicable to products. When InnerDyne has the legal obligation to collect such taxes, the appropriate amount shall be added to Sherwood's invoice and paid by Sherwood unless Sherwood provides InnerDyne with a valid tax exemption certificate authorized by the appropriate taxing authority.

        6(b)   Payment. Full payment of the purchase price then in effect for a
Kit (including any freight, taxes or other applicable costs initially paid by InnerDyne but to be borne by Sherwood) shall be in United States of America dollars. All exchange, interest, banking, collection, and other charges shall be at Sherwood's expense. Payment terms shall be net thirty (30) days, and payment shall be made by wire transfer, check or other instrument approved by InnerDyne. Any invoiced amount not paid when due shall be subject to a service charge at the lower of the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law. If Sherwood fails to make any payment to InnerDyne when due, InnerDyne may, after written notice to Sherwood and without affecting its rights under this Agreement, cancel or delay any future shipments to Sherwood until such delinquent payment is made. In the event that Sherwood shall contest an InnerDyne invoice in good faith and shall notify InnerDyne of the reason(s) therefor, InnerDyne shall not impose a service charge and/or discontinue any shipments except after first considering Sherwood's claim and then notifying Sherwood in writing of any unfavorable disposition. Five (5) days after the date of written notification from InnerDyne to Sherwood that Sherwood's claim lacks merit, the service charge set forth in this Section 6(b) shall be applied to the delinquent payment and shall start to accrue, and InnerDyne may thereafter cancel or delay any future shipments to Sherwood until the delinquent payment and related service charge is paid in full to InnerDyne.

SECTION 7. PURCHASING, DELIVERY, TITLE, RISK OF LOSS, RETURNS

        7(a)   Purchase Orders; Forecasts. Pursuant to this Agreement, Sherwood will submit purchase orders for the Kits. Any terms and conditions included in such purchase orders that conflict with the terms of this Agreement shall be of no force or effect and shall form no part of this Agreement. Firm purchase orders are to be placed by Sherwood at least [* * *] prior to the required delivery date. From and after the date of FDA clearance of a 510(k) pre-market notification (the "510(k)") and thereafter during the final quarter of each calendar year during the term of this Agreement, Sherwood will provide InnerDyne with an annual forecast of its anticipated needs of Kits for the following
[* * *], and, beginning immediately upon the date of the 510(k), will maintain a [* * *] rolling forecast of Kit requirements, updated monthly, of which [* * *] will constitute a firm order. Notwithstanding the foregoing, InnerDyne shall have no obligation to supply Kits to Sherwood prior to [* * *] after the availability of the initial commercial production lot of Kits or during any period for which any of Sherwood's payments due to InnerDyne hereunder are [* * *] or more past due in accordance with Section 6(b).

        7(b)   Minimum Purchase Commitments. Following the date of the
availability of the initial commercial production lot of Kits, Sherwood shall purchase from InnerDyne the minimum



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quantity of Kits during each of the [* * * * * *] as set forth in Exhibit C attached hereto. [* *] prior to the expiration of the [* * * *] and [* * *] prior to the expiration of each subsequent [* * * *] (a "Subsequent Purchase Period") during the term of this Agreement, Sherwood and InnerDyne
[* * * * * * *]. The parties hereby agree that [* * * * * * * * * *]. In the event that InnerDyne does not receive [* * * * * *], the minimum quantity of Kits to be purchased by Sherwood during such Subsequent Purchase Period shall be deemed to be [* * *].

        7(c)   Failure to Meet Annual Purchase Commitments. During the term of this Agreement, and provided InnerDyne shall supply Kits to Sherwood according to forecast, if Sherwood fails to purchase or order the minimum quantities of Kits set forth above during any Twelve Month Purchase Period or Subsequent Purchase Period, InnerDyne may, on [* * * *] prior written notice to Sherwood, convert the license granted to Sherwood under Section 2 of this Agreement to a non-exclusive license for the full remaining term of this Agreement, thereby permitting InnerDyne to also market, sell or otherwise distribute InnerDyne Products to third parties for use in the Field throughout the Territory. If the License is converted to non-exclusive by InnerDyne, Sherwood [* * * * * *], and the price of Kits sold to Sherwood for the remaining term of this Agreement shall be [* * * * * *]. If InnerDyne converts the License to non-exclusive as a result of Sherwood's failure to purchase or [* * * * * * *] Purchase Period or Subsequent Purchase Period as required by Section 7(b), InnerDyne's conversion of the License to non-exclusive shall be InnerDyne's sole remedy against Sherwood for Sherwood's breach of its minimum annual purchase obligations under
Section 7(b) for that particular [* * * * *], as the case may be. However, InnerDyne's conversion of the License to non-exclusive shall not be its sole remedy for (i) a breach by Sherwood of any other term of this Agreement, whether in the course of a breach by Sherwood of its obligations under Section 7(b) or otherwise, (ii) a breach by Sherwood of its obligations under Section 7(b)
[* * * * *], or (iii) a breach by Sherwood of its obligations under Section 7(b) for any previous [* * * * * * * * * *]. In the event that Sherwood fails to sell the Kit [* * * * * *], InnerDyne shall have the right, on written notice to Sherwood, to convert the License to non-exclusive for that country and to thereafter market, sell or otherwise distribute InnerDyne Products to third parties for use in the Field in such country. For purposes of this Section 7(c), if Sherwood cancels an order of Kits made during a [* * * * * *] after the expiration of any such period, the number of Kits deemed to have been ordered by Sherwood during any such period, as applicable, shall be reduced by such cancellations.

        7(d)   Shipping . All Kits delivered pursuant to the terms of this
Agreement shall be suitably packed and marked for shipment at InnerDyne's manufacturing facility to Sherwood's address set forth in this Agreement or such other address as Sherwood may specify, and delivered to Sherwood or Sherwood's carrier agent F.O.B. InnerDyne's manufacturing facility, at which time title to such products and risk of loss shall pass to Sherwood. InnerDyne shall deliver products to the carrier selected by Sherwood. In the event that Sherwood does not provide written notice of such carrier, InnerDyne shall select the carrier. Sherwood will obtain insurance sufficient to cover the value of each shipment. Sherwood shall have the right to inspect each lot of Kits and to reject any lot which in its reasonable opinion is defective.



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        7(e)   Returns. Sherwood will be responsible for receiving the initial calls from customers regarding damaged or defective Kits through Sherwood's sales and customer service forces and will work directly with such customers to ensure the return and, if appropriate, replacement of such Kits. InnerDyne will provide all reasonable assistance to Sherwood's sales and customer service forces in connection with such efforts and shall designate a representative with authority to coordinate the delivery of assistance. Sherwood will initially be responsible for testing and determining the cause of all Kit malfunctions and InnerDyne shall test and determine the cause of such malfunctions only upon the reasonable request of Sherwood after Sherwood has conducted such initial testing. InnerDyne will replace any defective Kit at its expense and will be responsible for the return shipping and insurance charges for defective Kits being returned if the defect is caused by or due to a defective InnerDyne Product or InnerDyne's assembly of the Kits. To return a defective Kit, Sherwood shall notify InnerDyne immediately and request a Material Return Authorization ("MRA") number. InnerDyne shall provide the MRA number to Sherwood within seven
(7) days of receipt of the request. Within seven (7) days of receipt of the MRA number, Sherwood shall return to InnerDyne the rejected Kit with the MRA number displayed on the outside of the carton. Sherwood shall be responsible for the shipping and insurance charges of replacement Kits being shipped back to Sherwood if the defect is not caused by or due to a defective InnerDyne Product or InnerDyne's assembly of the Kits, and Sherwood shall also bear all of the costs and expenses resulting from the return and replacement of any such defective Kit or any recall of the Kits, to the extent that such recall is not caused by or due to a defective InnerDyne Product or InnerDyne's assembly of the Kits.

SECTION 8. GOVERNMENT REGULATIONS

        8(a)   Approvals and Registrations.

               (i) InnerDyne agrees that it will use its commercially reasonable efforts to obtain the 510(k) for the Kit. Upon InnerDyne's receipt of the 510(k) and the payment required by Section 4(b) above, the 510(k) shall be transferred to and placed in the name of Sherwood. InnerDyne also agrees that it will use its commercially reasonable efforts to obtain C.E. marking for the Kit. Sherwood shall reimburse InnerDyne on a mutually agreed upon schedule for all costs and expenses incurred by InnerDyne in registering the Kits for C.E. marking, which costs and expenses shall be included in the Budget for C.E. Marking, attached hereto as Exhibit D. Sherwood shall have the right to reference the 510(k) and such C.E. marking in any regulatory filings required for Sherwood to market the Kits in the Territory.

               (ii) InnerDyne agrees that [* * * *], secure any and all other required United States regulatory approvals necessary for the implementation, execution and performance of this Agreement. Sherwood agrees to cooperate fully with InnerDyne in its pursuit of such approvals. To the extent permissible, InnerDyne shall obtain such approvals in Sherwood's name. [* * * * * * * *]. InnerDyne shall obtain all documents or licenses and shall comply with all applicable laws, including, if required, registration of the Agreement necessary for the implementation, execution and performance of this Agreement. InnerDyne shall notify Sherwood of all permits, approvals and registrations



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

obtained by it relating to Kits or this Agreement and shall provide Sherwood with copies of all materials documents related thereto.

               (iii) Sherwood agrees [* * * *], secure any and all required regulatory approvals or registrations in each jurisdiction within the Territory that is outside of the United States as soon as feasible after the date of this Agreement necessary for the implementation, execution and performance of this Agreement. InnerDyne agrees to cooperate fully with Sherwood in its pursuit of applicable approvals or registrations. Sherwood shall obtain all necessary documents or licenses and shall comply with all applicable laws, including, if required, registration of the Agreement. Sherwood shall notify InnerDyne each time it submits an application for a permit, approval or registration and shall notify InnerDyne of all permits, approvals and registrations obtained by it.

               (iv) Upon any expiration, cancellation, or termination of this Agreement, the approvals obtained under subsections (i), (ii) and (iii) above relating solely to InnerDyne Products shall promptly be transferred and delivered to, and shall inure to the benefit of InnerDyne or its designee, to the extent that this is permissible under applicable law, at no cost to InnerDyne other than the direct costs of transferring such approvals. Within seven (7) days of any such expiration, cancellation, or termination, Sherwood shall provide to InnerDyne copies of all documentation necessary to have any applicable regulatory approvals relating solely to InnerDyne Products in each jurisdiction of the Territory not already in InnerDyne's name transferred to InnerDyne.

        8(b)   Illegal Transfer. Sherwood agrees that it shall comply with all applicable laws in the distribution of the Kits and that it shall not allow the Kits, any trademarks or tradenames of InnerDyne, any proprietary information of InnerDyne, or any direct product of such information, to be knowingly made available, either directly or indirectly, or in any way to be knowingly given, transferred, sold or re-exported to any country in violation of the laws or export control regulations of such country or the European Union. United States laws and export control regulations governing the exportability of technical data and products to nations are subject to change. If any jurisdiction included within the Territory shall, at the time of execution of the Agreement, or at any time during the term of the Agreement, be placed in an excluded category by the United States government for the receipt of either technical data or the manufacture or sale of Kits or products such as those of InnerDyne and/or Sherwood, Sherwood agrees that it shall take actions necessary to cease business activity in the Kits in the excluded country.

SECTION 9. WARRANTIES, COVENANTS AND INDEMNIFICATION

        9(a)   Mutual. The parties represent and warrant that they have the full right to enter into this Agreement and that this Agreement does not conflict with any other agreements so long as the terms of this Agreement are met. The parties represent and warrant that their respective products shall be manufactured and produced in accordance with their respective product specifications, in compliance with all applicable laws, and in accordance with Good Manufacturing Practices ("GMP").

        9(b)   InnerDyne. InnerDyne represents and warrants that to its
knowledge it has the exclusive right to manufacture, sell and distribute the InnerDyne Products and Modifications



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

used in the Kits, that the assembly of the InnerDyne Products and Modifications into Kits with the Sherwood Products shall be in conformity with the Kit specifications as embodied in Exhibits A and B, read together, and that to InnerDyne's knowledge the use of any InnerDyne Product or Modification as contemplated by this Agreement shall not infringe the intellectual property rights of any third party.

        9(c)   Indemnification by Sherwood. Sherwood shall defend, indemnify and hold InnerDyne harmless from and against any action brought against InnerDyne to the extent such action is based on a claim (including, without limitation, a claim for infringement or willful infringement, except to the extent that such infringement has been caused by the action of InnerDyne, its employee or agents or is based upon or arises out of the manufacture, importation, offer for sale, sale or use of an InnerDyne Product as specifically authorized by InnerDyne) made by any third party: (i) arising out of the negligent marketing, promotion, distribution and sale of the Kits, where and to such extent the damages have been caused by the action of Sherwood, its employees or agents; (ii) except as set forth in 9(d), arising out of the use of a Kit; (iii) arising out of the use of a Sherwood Product; or (iv) that any Sherwood Product (or any part thereof or any intellectual property incorporated therein) or the use of any Sherwood Product as contemplated by the parties under this Agreement infringes any intellectual property right of any third party; provided, however, that
InnerDyne: (A) provides Sherwood with prompt notice of any such claim; (B) allows Sherwood to direct the defense and settlement of such claims; (C) provides Sherwood with the information and assistance necessary for such defense and settlement of the claims; and (D) does not enter into any settlement with respect to such claim. If a final injunction is obtained on an action based on any such claim against InnerDyne's assembly of the Kits by reason of such infringement, or if in Sherwood's reasonable opinion, such an injunction is likely to be obtained, Sherwood may, at its sole option, either: (x) obtain for InnerDyne the right to continue assembling the Kits; (y) replace or modify the Kits so that such Kits become non-infringing; or (z) terminate this Agreement. In the event of termination of this Agreement by Sherwood pursuant to (z) above or if Sherwood otherwise terminates this Agreement because of a claim brought against Sherwood or because Sherwood believes that any Sherwood Product (or any part thereof or any intellectual property incorporated therein) or the use of any Sherwood Product as contemplated by the parties under this Agreement infringes any intellectual property right of any third party, Sherwood shall pay InnerDyne the sum of [* * *], and the receipt of such payment shall be InnerDyne's sole remedy for the termination of this Agreement by Sherwood; provided, however, that Sherwood shall continue to be obligated to pay InnerDyne for any amounts then due and payable to InnerDyne by Sherwood or its Affiliates under this Agreement.

        9(d)   Indemnification by InnerDyne. InnerDyne shall defend, indemnify and hold Sherwood harmless from and against any action brought against Sherwood to the extent such action is based on a claim (including, without limitation, a claim for infringement or willful infringement, except to the extent such infringement has been caused by a modification or use of an InnerDyne Product not specifically authorized by InnerDyne or is based upon or arises out of the manufacture, importation, offer for sale, sale or use of a Sherwood Product) made by any third party: (i) arising out of the manufacture of Kits by InnerDyne where and to such extent the damages have been caused by the negligent action of InnerDyne, its employees or agents; (ii) arising out of the use of any InnerDyne Product; or (iii) that any InnerDyne Product (or any part

                                                CONFIDENTIAL TREATMENT REQUESTED
thereof or any intellectual property incorporated therein) or the use of any InnerDyne Product as contemplated by parties hereunder infringes any patent or trade secret owned by any third party; provided, however, that Sherwood: (A) provides InnerDyne with prompt notice of any such claim; (B) allows InnerDyne to direct the defense and settlement of such claims; (C) provides InnerDyne with the information and assistance necessary for such defense and settlement of the claims; and (D) does not enter into any settlement with respect to such claim. If a final injunction is obtained on an action based on any such claim against Sherwood's promotion, sale, or use of the Kits by reason of such infringement, or if in InnerDyne's reasonable opinion, such an injunction is likely to be obtained, InnerDyne may, at its sole option, either: (x) obtain for Sherwood the right to continue promoting, selling, or using the Kits; (y) replace or modify the Kits so that such Kits become non-infringing; or (z) terminate this Agreement. [* * * * * * * * * * *].

        9(e)   Combined Infringement. If as a result of a claim of infringement of any intellectual property right of any third party, [* * * * * *] by reason that the combination of the parties' respective products as contemplated by this Agreement infringes the intellectual property rights of a third party, then either of the parties upon written notice to the other, or both parties acting jointly by mutual agreement, may (i) obtain the right for the parties to continue their respective performance obligations under the Agreement, or (ii) replace or so modify their respective products so that the combination of their respective products as contemplated by this Agreement becomes non-infringing.
[* * * * * * *]. Notwithstanding the foregoing, if the parties are unable to reach agreement [* * * * *] to the dispute resolution process set forth in
Section 13 below. If as part of such dispute resolution process, [* * * * * * * *]. In the event that neither of the parties, either individually or jointly, is, after the use of reasonable commercial efforts, able to accomplish such replacement or modification or to obtain the right to continue the manufacture, importation, offer for sale, sale and/or use of the combination of the parties' respective products in the manner contemplated by this Agreement, [* * * * *]. If the arbitrator determines [* * * * * * * * * *].

        9(f)   Limitation of Liability. THE PROVISIONS OF THIS ARTICLES 9 AND
7(e) SET FORTH THE ENTIRE LIABILITY OF INNERDYNE AND THE SOLE REMEDIES OF SHERWOOD WITH RESPECT TO ANY THIRD-PARTY CLAIMS ARISING OUT OF INNERDYNE'S MANUFACTURE OF THE KITS OR THE INNERDYNE PRODUCTS AND THE ENTIRE LIABILITY OF SHERWOOD AND THE SOLE REMEDIES OF INNERDYNE WITH RESPECT TO THIRD-PARTY CLAIMS ARISING OUT OF SHERWOOD'S MANUFACTURE OF THE SHERWOOD PRODUCTS AND ITS MARKETING, PROMOTION, DISTRIBUTION AND SALE OF THE KITS. IN NO EVENT SHALL INNERDYNE BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY DIRECT (EXCEPT AS OTHERWISE SET FORTH IN ARTICLES 9 AND 7(e) HERETO), INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES, INCLUDING COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, SUFFERED BY SHERWOOD OR ANY OF ITS CUSTOMERS ARISING OUT OF OR RELATED TO THE DISTRIBUTION, PROMOTION, MARKETING, SALE OR USE OF THE KITS OR INNERDYNE PRODUCTS IN THE TERRITORY.

                                                CONFIDENTIAL TREATMENT REQUESTED

        9(f)   Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN
THIS AGREEMENT, AND TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO ITS PRODUCTS OR THE KITS AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND, IN THE CASE OF INNERDYNE, NONINFRINGEMENT WITH RESPECT TO SUCH INNERDYNE PRODUCTS AND KITS.

SECTION 10. USE OF TRADEMARKS; LABELING

        10(a) Trademark License. The Kits shall bear Sherwood's trademarks and/or tradenames. Sherwood hereby grants to InnerDyne the right to reproduce Sherwood's trademarks and tradenames, whether registered or not, for use on the Kits, solely in connection with sales of Kits by InnerDyne to Sherwood under this Agreement. Except as otherwise stated herein, all right, title and interest to Sherwood's trademarks and tradenames shall remain with Sherwood. Sherwood shall have the right to reproduce InnerDyne trademarks and tradenames in labeling, advertising and promoting the sale of the Kits for use in the Field in the Territory, provided such trademarks and tradenames shall be identified as the property of InnerDyne and used in accordance with InnerDyne's trademark use guidelines.

        10(b) Artwork/Labeling. Sherwood will solely be responsible for providing the artwork for all over-labeling and/or outer packaging for InnerDyne's prior approval, which will not be unreasonably withheld, at least ninety (90) days prior to InnerDyne's first shipment of such Kits to Sherwood hereunder. InnerDyne will perform the over-labeling and/or create the outer packaging (as appropriate) on all Kits such that the Sherwood names and trademarks are clearly visible and such labeling, and Kit markings generally, comply with applicable regulatory requirements, which shall have been identified by Sherwood and communicated in writing sufficiently in advance to InnerDyne.

        10(c) Kits Labeling. Sherwood shall solely be responsible for providing labeling in conformance with the requirements of any United States regulatory agency, for C.E. marking, and the requirements of any regulatory agency in any jurisdiction in the Territory that is outside of the United States. Sherwood shall not modify or alter any labeling provided by InnerDyne for Kits without prior written approval by InnerDyne. InnerDyne shall have the right to approve to any labeling provided by Sherwood, which approval shall not unreasonably be withheld.

SECTION 11. FACILITY AND RECORD AUDIT

        Upon giving reasonable notice to InnerDyne, Sherwood and any representative thereof shall have the right to inspect, during normal business hours, the manufacturing facility in which InnerDyne manufactures the InnerDyne Products and assembles the Kits, and to review records of InnerDyne to assure compliance with the terms of this Agreement. InnerDyne shall exert its commercially reasonable efforts to obtain similar rights of inspection and review at any subcontractors of InnerDyne involved in the manufacture of the InnerDyne Products and the assembly of the Kits.

                                                CONFIDENTIAL TREATMENT REQUESTED

SECTION 12. CONFIDENTIALITY AND DISCLOSURE

        12(a) Confidentiality. Each party acknowledges that it has or will have access to valuable proprietary information of the other party, including but not limited to, technical data and customer and marketing information, all of which are the property of the other party, have been maintained confidential, and are used in the course of such other party's business. Each party shall not, either during the term of this Agreement or thereafter, disclose the other party's proprietary information to anyone other than those of its employees having a need to know and shall refrain from use of such information other than in the performance of this Agreement. In addition, the receiving party shall take all reasonable precautions to protect the value and confidentiality of such information to the originating party. All records, files, notes, drawings, prints, samples, advertising material and the like relating to the business, products or projects of the originating party and all copies made from such documents, shall remain the sole and exclusive property of the originating party and shall be returned to the originating party immediately upon written request thereby. Each party agrees to continue to maintain all proprietary information in confidence for a period of five (5) years following termination of this Agreement, unless written authorization to disclose any such information is first obtained from the originating party hereunder.

        12(b) Exceptions. Neither party shall be obligated or required to maintain in confidence any information that (A) it is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided that such party shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission made with a request for confidential treatment for portions of such material for which such treatment may reasonably be expected to be granted or a similar filing of information or materials with the National Association of Securities Dealers) without first notifying the other party and allowing the other party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure or (B) it can demonstrate with written records: (i) is in the public domain or known to the receiving party prior to disclosure by the originating party, (ii) becomes known to the public after disclosure by the originating party, other than through breach of this Agreement, (iii) becomes known to the receiving party from a source other than the disclosing party without breach of any obligation of confidence, or (iv) is or has been furnished to a third party by the originating party without restriction on the third party' s right to disclose.

SECTION 13. DISPUTE RESOLUTION

        13(a) Pre-Arbitration. No arbitration with reference to this Agreement shall arise until the following procedures have been satisfied. In the event a disagreement or dispute under this Agreement is not resolved by the designated representatives of each party by mutual agreement within thirty (30) days after a meeting to discuss the disagreement, either party may at any time thereafter provide the other written notice specifying the terms of such disagreement in reasonable detail and the time sensitivity of such issue. Upon receipt of such notice, the Chief Executive Officer of InnerDyne and the President of Sherwood shall meet at a mutually agreed upon time, but no later than ten (10) days after receipt of such notice, and location for the purpose of resolving such disagreement. They will discuss the problems and/or negotiate for a period of up to thirty (30) days, or shorter period as specified in the notice, in an

                                                CONFIDENTIAL TREATMENT REQUESTED
effort to resolve the disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such negotiation, the parties will reasonably cooperate and provide information that is not materially confidential in order that each of the parties may be fully apprised of the issues in dispute. The institution of arbitration to resolve the disagreement may occur only after the earlier of: (a) the Chief Executive Officer and President mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur, or (b) following expiration of the thirty (30) days negotiation period.

        13(b) Arbitration. Subject to Section 13(a), any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof, except arising under Sections 3(g) or 12, shall be submitted by the parties to arbitration in accordance with the then current commercial arbitration rules of the Center for Public Resources, Inc. ("CPR") except as otherwise provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose one (1) arbitrator from a panel of five (5) arbitrators provided by CPR within thirty (30) days of the establishment of the panel. Each party shall be entitled to strike two (2) arbitrators from the panel. The arbitration shall be conducted at a site designated by the arbitrator and that is mutually acceptable to the parties. The parties hereby agree that any remedy or relief, whether legal or equitable, that may be granted by such arbitrator shall not exceed the scope of the agreement of the parties as set forth in this Agreement. The judgment rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary rights. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific or medical knowledge.

SECTION 14. TERM AND TERMINATION

        14(a) Term of Agreement. This Agreement shall commence on the date hereof and continue in full force and effect for a fixed term of [* * *] from the date of receipt of the 510(k), unless terminated earlier under the provisions of this Section 14 or other applicable termination provisions of this Agreement. At the end of such fixed term, this Agreement may be renewed in one-year increments provided that InnerDyne and Sherwood agree in writing prior to the end of such fixed term, and each additional term, upon the terms and conditions of such renewal, including, without limitation, any amendments to this Agreement and the exhibits hereto and the term of such renewal period. If such written agreement is not reached prior to the end of the then-current contract term, then this Agreement shall terminate at the end of such current contract term.

        14(b) Termination For Cause. If either party defaults in the performance of any provision of this Agreement, then the nondefaulting party shall give written notice of the default to the defaulting party, and if the default is not cured within sixty (60) days, the Agreement will

                                                CONFIDENTIAL TREATMENT REQUESTED
be terminated; provided, however, if the default is such that it cannot reasonably be cured within sixty (60) days, and the defaulting party shall immediately and diligently undertake to cure the default after written notice from the nondefaulting party during such sixty (60) day period, then the Agreement shall not terminate at the end of the sixty (60) days period; provided further, however, that if such default is not cured during the following thirty
(30) day period, then the Agreement shall automatically terminate at the end of that thirty (30) day period.

        14(c) Termination for Insolvency. Either party may terminate this Agreement in the event that the other becomes insolvent, files a petition in bankruptcy, or is declared bankrupt, or makes an assignment for benefit of creditors, or there is reasonable evidence indicating the possibility of such filing or assignment, during the term that this Agreement is in effect. Termination under this provision shall be effective twenty (20) days following written notice that this Agreement is being terminated for the reason stated in this subject.

        14(d) Effect of Termination; Limitation of Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of InnerDyne or Sherwood. Termination shall not, however, relieve either party of obligations incurred prior to the termination or of any obligations in this Agreement which by their terms survive termination (including, without limitation, obligations of confidentiality and transfer of regulatory approvals as set forth in Section 8(a)(iii) above, as discussed herein, and the obligations of the parties set forth in Sections 9 and 13 above). Both InnerDyne and Sherwood shall be entitled to cancel all Purchase Orders, to the extent Kits have not been delivered to Sherwood, which are outstanding at the time of notice of termination, provided however that, subject to payment in advance to InnerDyne, Sherwood shall be entitled to receive the number of Kits necessary to fulfill valid and binding customer purchase orders accepted by Sherwood prior to notification of termination of this Agreement. Prior to filling such purchase orders, InnerDyne shall be entitled to request and receive documentary evidence of all such outstanding purchase orders and an accounting of Sherwood's existing inventory of Kits. InnerDyne shall return to Sherwood any Sherwood Products still on hand, at Sherwood's expense.

        14(e) Post-Termination Use of Materials. After termination of this Agreement, neither party shall use any trademarks, tradenames, patents, intellectual property, signs, equipment, advertising matter or material which refer to or are related to the other and shall refrain from acts and omissions that indicate or suggest a relationship with the other and shall immediately discontinue use of all of the other's property, promotional material, and proprietary information.

        14(f) No Damages for Termination. NEITHER PARTY SHALL BE LIABLE TO THE OTHER, INCLUDING DIRECT (OTHER THAN PURSUANT TO A TERMINATION UNDER SECTION 14(b) ABOVE), INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS
ARTICLE 14. SHERWOOD WAIVES ANY RIGHTS IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY COUNTRY OUTSIDE THE

                                                CONFIDENTIAL TREATMENT REQUESTED

UNITED STATES. Neither party shall be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by the other or for any other reason whatsoever. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 14(f) HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT AND THAT NEITHER PARTY WOULD HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

SECTION 15. MISCELLANEOUS

        15(a) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may assign or transfer its rights and obligations under this Agreement to a successor to all or substantially all of its assets, whether by sale, merger, operation of law or otherwise.

        15(b) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

        15(c) Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 13(b).

        15(d) Notices. All notices specified in this Agreement shall be given in writing and shall be effective when either served by personal delivery or facsimile transmission, or five (5) days after being addressed to the other party at the address specified below and deposited in first class mail. Unless otherwise specified in accordance with the provision of this Section, the addresses of the parties shall be:

               InnerDyne, Inc.
               1244 Reamwood Avenue
               Sunnyvale, California 94089
               Attention: CEO or CFO
               Facsimile Number: 408/745-6570

               Sherwood Medical Company
               1915 Olive Street

                                                CONFIDENTIAL TREATMENT REQUESTED

               St. Louis, Missouri 63103
               Attention: V.P. of Business Development
               Facsimile Number: 314/241-3127

        15(e) Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

        15(f) Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

        15(g) Force Majeure. If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention, provided the party invoking such force majeure rights of this subparagraph shall notify the other party of the force majeure as soon as possible and exercises due diligence to remove the cause as soon as reasonably practicable.

        15(h) Publicity. InnerDyne and Sherwood shall agree upon the publication time and date of any press release or other public statement announcing this Agreement or any transaction contemplated under this Agreement. Neither party shall make any public statement prior to the public release of such press release except as may be required by law, judicial order or any listing agreement with a national securities exchange or over-the-counter trading system to which InnerDyne or Sherwood is a party. Except as permitted by this Section 15(h) or except as required by law, judicial order or any listing agreement with a national securities exchange or over-the-counter trading system to which InnerDyne or Sherwood is a party, neither party shall disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld; provided that disclosure is expressly permitted by either party to its attorneys and accountants on a confidential basis. Notwithstanding the foregoing, InnerDyne may disclose on a confidential basis the terms and conditions of this Agreement to potential underwriters in connection with any proposed public offering by InnerDyne or to third parties interested in merging with or acquiring or entering into a corporate partner transaction with InnerDyne.

        15(i) Headings; Construction. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations. No presumption shall operate in either party's favor as a result of it or its counsel's role in drafting the terms and provisions hereof.

        15(j) Export. Each party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States

                                                CONFIDENTIAL TREATMENT REQUESTED
origin. Each party agrees that it will not export or re-export the technical data of the other party in any form without any required United States and foreign government licenses.

        15(k) Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

                                                CONFIDENTIAL TREATMENT REQUESTED

        15(l) Attorneys' Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party, the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.


                            [Signature page follows.]

                                                CONFIDENTIAL TREATMENT REQUESTED

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

INNERDYNE, INC.                        SHERWOOD MEDICAL COMPANY
                                       D/B/A SHERWOOD-DAVIS & GECK

By:    /s/ William G. Mavity           By:  /s/  D.G. Thomas
       --------------------------           ------------------------------------
             (Signature)                           (Signature)
       William G. Mavity                    D.G. Thomas
       --------------------------           ------------------------------------
             (Print Name)                          (Print Name)
Title: President / CEO                      VP Global Strategic Planning and R&D
       --------------------------           ------------------------------------

Date:  January 6, 1997                      January 6, 1997
       --------------------------           ------------------------------------















          SIGNATURE PAGE TO LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                         SL-1992
                                                                        04/06/98

                                    EXHIBIT A

                               INNERDYNE PRODUCTS

                              PRODUCT SPECIFICATION
                     RADIALLY EXPANDING ACCESS DEVICE (READ)
                                   PRELIMINARY


        The Radially Expanding Access Device (READ) will consist of four assemblies: Radially Expanding Sleeve, Needle, Cannula and Dilator.

System Requirements:

        [      *      *      *      *       *      *      *      *      *]

Radially Expanding Sleeve:
        [      *      *      *      *       *      *      *      *      *]

Cannula
        [      *      *      *      *       *      *      *      *      *]

Dilator
        [      *      *      *      *       *      *      *      *      *]

Needle
        [      *      *      *      *       *      *      *      *      *]













                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                         SL-1992
                                                                        04/06/98

                                    EXHIBIT B

                                SHERWOOD PRODUCTS




               PRODUCT

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]

        [      *      *      *      *       *      *      *      *      *]














                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                         SL-1992
                                                                        04/06/98

                                    EXHIBIT C

                            MINIMUM ANNUAL QUANTITIES



        Year                                              Kits (Units)

        [      *      *      *      *       *      *      *      *      *]
        [      *      *      *      *       *      *      *      *      *]
        [      *      *      *      *       *      *      *      *      *]















                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                         SL-1992
                                                                        04/06/98

                                    EXHIBIT D

                             BUDGET FOR C.E. MARKING

                    REGULATORY CE MARKING BUDGET FOR THE KIT




*    ANNUAL COSTS TO BE ADJUSTED AS NECESSARY IN THE EVENT OF CHANGE

       o Annual Certificate fee (including Project Management) [**]

       o Annual audit costs estimated to be [*     *]

       o Annual audit of Sherwood and Sherwood vendors [* *]

       o Annual maintenance cost for IDYN personnel 20 hours [*  *]




*    FIRST YEAR COSTS IN ADDITION TO THE ANNUAL COSTS

       o Kema-RQI one time audit fee estimated to be [*   *]

       o Cost for IDYN personnel 150 hours [*      *]










                                                CONFIDENTIAL TREATMENT REQUESTED